Exhibit 99

Retractable Technologies, Inc. Reports Results for the First Quarter of 2016

Little Elm, Texas, May 17, 2016—Retractable Technologies, Inc. (NYSE MKT: RVP) reported the following results of operations for the first quarter of 2016 and other matters in its quarterly report on Form 10-Q filed on May 16, 2016.

The EasyPoint™ Needle

In the second quarter of 2016, Retractable began selling a new product, the EasyPoint™ needle.  The EasyPoint™  is a retractable needle that can be used with luer lock syringes, luer slip syringes, and prefill syringes to give injections.  The EasyPoint™  needle also can be used to aspirate fluids and for blood collection.

A recent article published in Medical Design Technology details the benefits of the EasyPoint™  needle as well as the existing VanishPoint® syringe.  The article states that when the EasyPoint™ needle becomes available, “for the first time, clinicians will be able to change needles and have the safety of automated needle retraction.”  The March 7, 2016 article is available on the Article Archives tab of Retractable’s website at www.vanishpoint.com.

In the second quarter of 2016, Retractable placed orders for additional injection molding machines and additional molds to provide additional capacity for the manufacture of the EasyPoint™ needle.  The expenditure for this equipment is expected to be $1.4 million.

Suspension of Medical Device Excise Tax

The Consolidated Appropriations Act, 2016 (Pub. L. 114-113), signed into law on December 18, 2015, includes a two-year moratorium on the medical device excise tax imposed by Internal Revenue Code section 4191.  Thus, the medical device excise tax was suspended beginning on January 1, 2016 and ending on December 31, 2017.  The impact of this tax was $360,000 in 2015.

Results of Operations from the First Quarter of 2016 versus the First Quarter of 2015

Domestic sales accounted for 92.9% and 94.4% of the revenues for the three months ended March 31, 2016 and 2015, respectively.  Domestic revenues decreased 5.7% principally due to lower average sales prices and slightly lower unit sales.  Domestic unit sales decreased 1.2%.  Domestic unit sales were 90.6% of total unit sales for the three months ended March 31, 2016.  International unit sales and revenues increased 14.9% and 21.8%, respectively.  International orders may be subject to significant fluctuation over time.  Overall unit sales increased 0.1%.

Gross profit decreased 8.7% primarily due to lower revenues.

The average cost of manufactured products sold per unit decreased by 1.2%.  Profit margins can fluctuate depending upon, among other things, the cost of manufactured product and the capitalized cost of product recorded in inventory, as well as product sales mix.  Royalty expense decreased 2.5% due to decreased gross sales.

Operating expenses decreased 6.4% or $209 thousand.  The decrease was primarily due to lower tax expense, principally the Medical Device Excise Tax, lower non-litigation legal fees, and lower bad debt accrual.  The decrease in expenses was mitigated by an increase in Sales and marketing costs of $50,000 related to compensation and international consulting costs.

The operating loss was $894 thousand compared to an operating loss for the same period last year of $895 thousand due primarily to lower operating expenses offset by lower revenues.

The balance sheet remains strong with cash making up 44.9% of total assets.  Working capital was $21.8 million at March 31, 2016, a decrease of $906 thousand from December 31, 2015.

Approximately $218 thousand in cash flow in the three months ended March 31, 2016 was provided by operating activities.

On April 5, 2016, Thomas J. Shaw exercised the remaining portion of his stock option.  Retractable issued 1,000,000 shares of Common Stock to him at an exercise price of $0.81 (aggregate consideration of $810,000).

Further details concerning the results of operations as well as other matters are available in Retractable’s Form 10-Q filed on May 16, 2016 with the U.S. Securities and Exchange Commission.

Retractable manufactures and markets VanishPoint® and Patient Safe® safety medical products and the EasyPoint™ needle.  The VanishPoint® syringe, blood collection, and IV catheter products are designed to prevent needlestick injuries and product reuse by retracting the needle directly from the patient, effectively reducing exposure to the contaminated needle.  Patient Safe® syringes are uniquely designed to reduce the risk of bloodstream infections resulting from catheter hub contamination.  The EasyPoint™ is a retractable needle that can be used with luer lock syringes, luer slip syringes, and prefill syringes to give injections.  The EasyPoint™ needle also can be used to aspirate fluids and for blood collection.  Retractable’s products are distributed by various specialty and general line distributors.

For more information on Retractable, visit its website at www.vanishpoint.com.

Forward-looking statements in this press release are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 and reflect Retractable’s current views with respect to future events. Retractable believes that the expectations reflected in such forward-looking statements are accurate.  However, Retractable cannot assure you that such expectations will materialize. Actual future performance could differ materially from such statements.

Factors that could cause or contribute to such differences include, but are not limited to: Retractable’s ability to maintain liquidity; Retractable’s maintenance of patent protection; the impact of current and future Court decisions regarding current litigation; Retractable’s ability to maintain favorable third party manufacturing and supplier arrangements and relationships; Retractable’s ability to quickly increase capacity in response to an increase in demand; Retractable’s ability to access the market; Retractable’s ability to maintain or lower production costs; Retractable’s ability to continue to finance research and development as well as operations and expansion of production; the impact of larger market players, specifically Becton, Dickinson and Company, in providing devices to the safety market; and other risks and uncertainties that are detailed from time to time in Retractable’s periodic reports filed with the U.S. Securities and Exchange Commission.

Retractable Technologies, Inc.

Douglas W. Cowan, 888-806-2626 or 972-294-1010

Vice President and Chief Financial Officer